Exhibit 99.1

ABVC BioPharma Reports 2025 Form 10-K

Total Assets Increase 179% to $21.06 Million as Company Strengthens Asset-Backed Licensing Model

Silicon Valley, CA (March 3, 2026) – ABVC BioPharma, Inc. (NASDAQ: ABVC) today announced the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, marking a transformative year characterized by substantial balance sheet growth and strategic long-term asset positioning.

Significant Balance Sheet Expansion

Total assets increased to $21,062,203, compared to $7,539,907 in 2024 — representing a 179% year-over-year increase.

Net property and equipment rose to $12,835,409, up from $511,088 in the prior year, primarily driven by the strategic acquisition of land and development-oriented land assets in Asia.    The title transition to ABVC and its subsidiary is in process.

As of December 31, 2025, the Company reported:

●	Total Assets: $21.06 million

●	Property and Equipment (net): $12.84 million

●	Operating Lease Right-of-Use Assets: $1.91 million

●	Long-Term Investments: $1.88 million

Management believes the 2025 fiscal year represents a structural strengthening of the Company’s balance sheet and asset foundation.

Licensing Structure: Risk Transfer with Long-Term Economic Retention

Over prior years, ABVC strategically licensed its core drug programs to a subsidiary and related parties:

●	CNS pipeline to AiBtl BioPharma

●	Oncology programs to OncoX BioPharma

●	Ophthalmology programs to ForSeeCon Eye Corporation

Under this structure:

●	Subsidiary and related parties handle advancing clinical development

●	ABVC reduces direct clinical cash burn exposure

●	ABVC retains licensing economics and equity participation

Thus far, this model has enabled ABVC to separate development risk from long-term value participation, while preserving upside and mitigating capital intensity. We believe this model will continue to benefit us.

Strategic Asset Expansion in Taiwan

In parallel with its licensing framework, ABVC is on a trajectory to strengthen its long-term infrastructure positioning in Asia through direct, or via its subsidiary’s strategic land asset acquisitions.

1. Longtan District, Taoyuan – 5,995.41 square meters1

The Longtan property was valued at $4.6 million as of December 31, 2025.

The land is being held as a strategic reserve asset with flexible future use potential, including healthcare-related applications, demonstration facilities, or supportive infrastructure aligned with biotechnology and long-term care initiatives.

The Company has adopted a disciplined “land-first, development-later” approach, preserving strategic optionality while strengthening tangible asset backing.

2. Puli Township, Nantou – 69,230.90 square meters2

The Puli property was independently appraised as of January 30, 2026, at approximately USD $8.0 million.

The Puli development plan is designed as a staged, long-term initiative focused on:

●	Establishing a medicinal plant cultivation base

●	Supporting pharmaceutical supply chain localization

●	Creating an agricultural-biotech integration platform

●	Developing value-added processing and storage infrastructure

Projected annual cultivation and processing output value is estimated between approximately $60,000 to $360,000, depending on processing depth and value enhancement.

The Puli site represents a scalable long-term development platform rather than a short-term construction project, with phased investment over multiple years.

[1]	Due to the administrative requirements governing title transfers in Taiwan, this land is registered under a related party landholder, pending completion of the applicable regulatory review; the final holding structure will be determined in accordance with Taiwan’s legal and regulatory requirements.

[2]	As of the date hereof, the transfer of the land’s title is under government review, pending completion of the title transfer registration.

Evolution Toward a Hybrid Asset Model

The potential for a substantial increase in fixed and real assets reflects ABVC’s strategic evolution — transitioning from a purely IP-driven biotech structure toward a hybrid model combining:

●	Intellectual property

●	Licensing revenue potential

●	Equity participation in development subsidiaries

●	Tangible long-term physical assets

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (Phase III) through global partnerships.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Uttam Patil

Email: uttam@ambrivis.com

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